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                                                                   Exhibit 23.02

                      CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors and Shareholders
TSI International Software Ltd.:

We consent to incorporation by reference in the Registration Statements (No. 333-30631 and 333-37969) on Form S-8 of TSI International Software Ltd. of our reports dated February 4, 1998, relating to the balance sheets of TSI International Software Ltd., as of December 31, 1997, and 1996, and the related statements of income, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1997, and related schedule, which reports appears in the December 31, 1997, annual report on Form 10-K of TSI International Software Ltd.


                                  KPMG PEAT MARWICK LLP
New York, New York
March 26, 1998